Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, Tradeweb Markets Inc. has  one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its Class A common stock, par value $0.00001 per share. As used in this Exhibit 4.2, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Tradeweb” and similar references refer to Tradeweb Markets Inc., and not to any of its subsidiaries. See “Certain Defined Terms” below for a summary of certain defined terms used in this Exhibit 4.2.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part. We encourage you to read the amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DCGL”), as well as the Stockholders Agreement (as defined below) and registration rights agreement entered into in connection with our IPO, both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, for additional information.

Our current authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.00001 per share, 450,000,000 shares of Class B common stock, par value $0.00001 per share, 350,000,000 shares of Class C common stock, par value $0.00001 per share, 300,000,000 shares of Class D common stock, par value $0.00001 per share, and 250,000,000 shares of preferred stock, par value $0.00001 per share. Unless our board of directors determines otherwise, we have issued and we will continue to issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of any outstanding shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends may not be declared or paid in respect of Class A common stock unless they are declared or paid in the same amount in respect of Class B common stock, and vice versa. With respect to stock dividends, holders of Class A common stock must receive Class A common stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof and thereafter the holders of shares of our Class A common stock and Class B common stock will be entitled to share ratably our remaining assets available for distribution.

All outstanding shares of our Class A common stock are fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to ten votes for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends may not be declared or paid in respect of Class B common stock unless they are declared or paid in the same amount in respect of Class A common stock, and vice versa. With respect to stock dividends, holders of Class B common stock must receive Class B common stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class B common stock and Class A common stock will be entitled to share ratably our remaining assets available for distribution.

All outstanding shares of our Class B common stock are fully paid and non-assessable. The Class B common stock will not be subject to further calls or assessments by us. Holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. The rights, powers, preferences and privileges of our Class B common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, the Refinitiv Direct Owner owns 100% of our outstanding Class B common stock.

Shares of Class B common stock may be exchanged at any time, at the option of the holder, for newly issued shares of Class A common stock, on a one-for-one basis (in which case their shares of Class B common stock will be cancelled on a one-for-one basis upon any such issuance).

Each share of Class B common stock will automatically convert into one share of Class A common stock (i) immediately prior to any sale or other transfer of such share by a holder or its permitted transferees to a non-permitted transferee or (ii) once the Refinitiv Owners and their affiliates together no longer beneficially own a number of shares of our common stock and LLC Interests that together entitle them to at least 10% of TWM LLC’s economic interests.

Class C Common Stock

Holders of shares of our Class C common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally, with the number of shares of Class C common stock held by each holder being equivalent to the number of LLC Interests held by such holder. The holders of our Class C common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class C common stock are not entitled to receive dividends. Other than their par value, holders of our Class C common stock are not entitled to receive a distribution upon our liquidation, dissolution or winding up.

All outstanding shares of our Class C common stock are fully paid and non-assessable. The Class C common stock will not be subject to further calls or assessments by us. Holders of shares of our Class C common stock do not have preemptive, subscription, redemption or conversion rights. There are no mandatory redemption or sinking fund provisions applicable to the Class C common stock. The rights powers, preferences and privileges of our Class C common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Additional shares of Class C common stock will only be issued in the future to the extent (i) necessary to avoid the combined voting power held by any Bank Stockholder to exceed 4.9%, (ii) Continuing LLC Owners that hold shares of Class D common stock from time to time exchange all or a portion of their shares of our Class D common stock for newly issued shares of Class C common stock on a one-for-one basis (in which case their shares of Class D common stock will be cancelled on a one-for-one basis upon such issuance), or (iii) necessary to maintain a one-to-one ratio between the number of shares of Class C common stock issued to Continuing LLC Owners and the number of related LLC interests held by Continuing LLC Owners. Shares of Class C common stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Owner, redeem or exchange the related LLC Interests held by such Continuing LLC Owner and issue Class A common stock to the Continuing LLC Owner in connection therewith pursuant to the terms of the fifth amended and restated limited liability company agreement of TWM LLC (the “TWM LLC Agreement”). Our Class C common stock is non-transferable, other than in connection with a transfer of the related LLC Interests to a permitted transferee under the TWM LLC Agreement, in which case a like number of shares of Class C common stock must be transferred to the permitted transferee.

Class D Common Stock

Holders of shares of our Class D common stock are entitled to ten votes for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally, with the number of shares of Class D common stock held by each holder being equivalent to the number of LLC Interests held by such holder. The holders of our Class D common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class D common stock are not entitled to receive dividends. Other than their par value, holders of our Class D common stock are not entitled to receive a distribution upon our liquidation, dissolution or winding up.

All outstanding shares of our Class D common stock are fully paid and non-assessable. The Class D common stock will not be subject to further calls or assessments by us. Holders of shares of our Class D common stock do not have preemptive, subscription, redemption or conversion rights. There are no mandatory redemption or sinking fund provisions applicable to the Class D common stock. The rights, powers, preferences and privileges of our Class D common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Shares of Class D common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of shares of Class D common stock issued to Continuing LLC Owners and the number of related LLC Interests held by Continuing LLC Owners. Shares of Class D common stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Owner, redeem or exchange the related LLC Interests held by such Continuing LLC Owner and issue Class A common stock or, at the election of the Continuing LLC Owner, Class B common stock, to such Continuing LLC Owner in connection therewith, pursuant to the terms of the TWM LLC Agreement. Furthermore, the Continuing LLC Owners that hold shares of Class D common stock may from time to time exchange all or a portion of their shares of our Class D common stock for newly issued shares of Class C common stock on a one-for-one basis (in which case their shares of Class D common stock will be cancelled on a one-for-one basis upon such issuance). Our Class D common stock is non-transferable, other than in connection with a transfer of the related LLC Interests to a permitted transferee under the TWM LLC Agreement, in which case a like number of shares of Class D common stock must be transferred to the permitted transferee.

Each share of Class D common stock will automatically convert into one share of Class C common stock (i) immediately prior to any sale or other transfer of such share by a Continuing LLC Owner or any of its affiliates or permitted transferees to a non-permitted transferee, or (ii) once the Refinitiv Owners and their affiliates together no longer beneficially own a number of shares of our common stock and LLC Interests that together entitle them to at least 10% of TWM LLC’s economic interests. In addition, with respect to each Bank Stockholder that holds shares of Class D common stock, immediately prior to the occurrence of any event that would cause the combined voting power held by such Bank Stockholder to exceed 4.9%, the minimum number of shares of Class D common stock of such Bank Stockholder that would need to convert into shares of Class C common stock such that the combined voting power held by such Bank Stockholder would not exceed 4.9% will automatically convert into shares of Class C common stock.

As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, Continuing LLC Owners own 100% of our outstanding Class C common stock and Class D common stock, with the number of shares of Class C common stock and/or Class D common stock held by any such Continuing LLC Owner being equivalent to the number of LLC Interests held by such Continuing LLC Owner, as the case may be.

Preferred Stock

As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, no shares of preferred stock are issued or outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•      the designation of the series;

•      the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•      whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•      the dates at which dividends, if any, will be payable;

•      the redemption or repurchase rights and price or prices, if any, for shares of the series;

•      the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•      the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•      whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•      restrictions on the issuance of shares of the same series or of any other class or series; and

•      the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

As of the date of the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, we have paid, and intend to continue to pay, dividends on our Class A common stock and Class B common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our and our subsidiaries’ results of operations, capital requirements, financial condition, business prospects, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we expect to pay dividends, if any, from funds we receive from our subsidiaries. In addition, our ability to pay dividends may be limited by the terms of the credit agreement that governs our revolving credit facility or any future credit agreement or any future debt or preferred equity securities of Tradeweb or its subsidiaries.

Annual Stockholder Meetings

Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated

Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as our Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•      prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•      at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66⅔% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that the Refinitiv Owners and their affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies and Newly Created Directorships

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when the Refinitiv Owners and their affiliates beneficially own in the aggregate, less than 50% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66⅔% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholders agreement Tradeweb entered into in connection with the IPO (the “Stockholders Agreement”), any vacancies on our board of directors, and any newly created directorships, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when the Refinitiv Owners and their affiliates beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, at any time when the Refinitiv Owners and their affiliates beneficially own, in the aggregate, at least 50% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of the Refinitiv Owners and their affiliates. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Refinitiv Owners and their affiliates so long as the Stockholders Agreement remains in effect. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time when the Refinitiv Owners and their affiliates own, in the aggregate, less than 50% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as the Refinitiv Owners and their affiliates beneficially own, in the aggregate, at least 50% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of all outstanding shares of stock present in person or represented by proxy at the meeting and entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when the Refinitiv Owners and their affiliates beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66⅔% in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of all outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that at any time when the Refinitiv Owners and their affiliates beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66⅔% in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class:

•      the provision requiring a 66⅔% supermajority vote for stockholders to amend our amended and restated bylaws;

•      the provisions providing for a classified board of directors (the election and term of our directors);

•      the provisions regarding resignation and removal of directors;

•      the provisions regarding competition and corporate opportunities;

•      the provisions regarding entering into business combinations with interested stockholders;

•      the provisions regarding stockholder action by written consent;

•      the provisions regarding calling special meetings of stockholders;

•      the provisions regarding filling vacancies on our board of directors and newly-created directorships;

•      the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•      the amendment provision requiring that the above provisions be amended only with a 66⅔% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to our Company or our Company’s stockholders, (iii) action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against us or any director or officer of our Company governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the Refinitiv Owners or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that the Refinitiv Owners or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates and for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on Nasdaq under the symbol “TW.”

Certain Definitions

As used in this Exhibit 4.2, unless the context otherwise requires, references to:

•   “Bank Stockholders” refer collectively to entities affiliated with the following clients: Barclays Capital Inc., BofA Securities, Inc. (a subsidiary of Bank of America Corporation), Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC.

•   “Continuing LLC Owners” refer collectively to (i) those Original LLC Owners, including the Refinitiv LLC Owner, certain of the Bank Stockholders and members of management, that continued to own LLC Interests after the completion of our initial public offering (the “IPO”) and the series of reorganization transactions that were completed in connection with the IPO (the “Reorganization Transactions”), that received shares of our Class C common stock, shares of our Class D common stock or a combination of both, as the case may be, in connection with the completion of the Reorganization Transactions, and that may redeem or exchange their LLC Interests for shares of our Class A common stock or Class B common stock and (ii) solely with respect to the tax receivable agreement entered into in connection with the IPO, also includes those Original LLC Owners, including certain Bank Stockholders, that disposed of all of their LLC Interests for cash in connection with the IPO.

•   “LLC Interests” refer to the single class of common membership interests of TWM LLC issued in connection with the Reorganization Transactions.

•   “Original LLC Owners” refer to the owners of TWM LLC prior to the Reorganization Transactions (including the Refinitiv Owners, the Bank Stockholders and members of management).

•   “Refinitiv” refer to Refinitiv Holdings Limited, and unless otherwise stated or the context otherwise requires, all of its subsidiaries, which owns substantially all of the former financial and risk business of Thomson Reuters Corporation, including, prior to and following the completion of the Reorganization Transactions, an indirect majority ownership interest in Tradeweb, and is controlled by certain investment funds affiliated with The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.), affiliates of Canada Pension Plan Investment Boards and GIC Special Investments Pte. Ltd. and certain other co-investors.

•   “Refinitiv Direct Owner” refer to an indirect subsidiary of Refinitiv that owns shares of our Class B common stock.

•   “Refinitiv LLC Owner” refer to an indirect subsidiary of Refinitiv that owns LLC Interests and received shares of our Class D common stock in connection with the completion of the Reorganization Transactions, and that may redeem or exchange its LLC Interests for shares of our Class A common stock or Class B common stock.

•   “Refinitiv Owners” refer collectively to the Refinitiv Direct Owner and the Refinitiv LLC Owner.

•   “TWM LLC” refer to Tradeweb Markets LLC.